WNC HOUSING TAX CREDIT FUND VI, L.P.,
                                    SERIES 12
                        Supplement Dated January 4, 2005
                       To Prospectus Dated January 5, 2004

         This supplement is part of, and should be read in conjunction with, the prospectus of WNC Housing Tax Credit Fund VI, L.P., Series 12 dated January 5, 2004, and the supplement to prospectus dated November 1, 2004.

TABLE OF CONTENTS

                                                                            Page
Status of Series 12 Offering...................................................1
Local Limited Partnership Investments..........................................1
State Suitability Requirements.................................................5

STATUS OF SERIES 12 OFFERING

         Series 12 commenced its offering of a minimum of 1,400 Units and a maximum of 25,000 Units on November 1, 2004. Series 12 Units are being offered on the terms set forth in the prospectus. As of the date hereof, Series 12 has received subscriptions in the amount of $1,183,000 (1,183 Units). Of the total, $10,000 is currently represented by investor promissory notes.

LOCAL LIMITED PARTNERSHIP INVESTMENTS

         Series 12 has identified for acquisition interests in:

o        FDI-Shady Oaks, Ltd., a Texas limited partnership;
o        Kettle River Townhomes, a Minnesota limited partnership;
o Marshall Senior Housing Limited Partnership, a Minnesota limited partnership; and
o        May Heights 2004 L.P., an Arkansas limited partnership.

These entities are referred to herein as local limited partnerships.

o        FDI owns the Shady Oaks Apartments in Prairie View, Texas;
o        Kettle River owns the Kettle River Townhomes in Sandstone, Minnesota;
o        Marshall owns the Marshall Square Apartments in Marshall, Minnesota;
         and
o        May Heights owns the May Heights Apartments in Jonesboro, Arkansas.

         WNC & Associates, Inc. believes that Series 12 is reasonably likely to acquire and retain an interest in the local limited partnerships identified herein. However, Series 12 may not do so as a result of one or more factors. For example, a local limited partnership identified herein may fail to satisfy one or more conditions precedent to the investment of Series 12. Series 12 may fail to raise additional capital necessary to complete the purchase of the local limited partnerships. Moreover, the terms of an acquisition may differ from those as described. Accordingly, investors should not rely on the ability of Series 12 to acquire or retain an investment in the local limited partnerships identified herein on the indicated terms in deciding whether to invest in Series 12.

         The following tables contain information concerning the local limited partnerships identified herein and their respective properties:

----------------------------------------------------------------------------------------------------------------------
                                         ESTIMATED
                                         OR ACTUAL    ESTIMATED                              PERMANENT    ANTICIPATED
              PROJECT                    CONSTRUC-    DEVELOPMENT                            MORTGAGE     AGGREGATE
LOCAL         NAME AND                   TION         COST         NUMBER OF     BASIC       LOAN         TAX
LIMITED       NUMBER        LOCATION     COMPLETION   (INCLUDING   APARTMENT     MONTHLY     PRINCIPAL    CREDITS
PARTNERSHIP   OF BUILDINGS  OF PROPERTY  DATE         LAND COST)   UNITS         RENTS       AMOUNT       (1)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
FDI           Shady Oaks    Prairie      August       $2,398,257   36 1BR Units  $349        $1,015,804   $1,223,270
              Apartments    View         2005                      4 2BR Units   $438        RD (4)
                            (Waller
              6 buildings   County),                                                         $465,000
              (2) (3)       Texas                                                            HOME (5)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
KETTLE RIVER  Kettle River  Sandstone    November     $1,273,920   10 2BR Units  $490        $798,000     $402,652
              Townhomes     (Pine        2005                      2 3BR Units   $590        RD (4)
                            County),
              1 building    Minnesota                                                        $180,000
                                                                                             GMHF (6)

------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MARSHALL      Marshall      Marshall     March 2005   $3,746,056   87 1BR Units  $432-$470   $1,660,392   $1,117,660
              Square        (Lyon                                  3 2BR Units   $545        MHFA-LMIR
              Apartments    County).                                                         (7)
                            Minnesota
              1 building                                                                     $1,326,803
                                                                                             MHFA (8)
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------
MAY HEIGHTS   May Heights   Jonesboro    November     $4,669,185   56 4BR Units  $225-$650   $2,187,000   $3,000,000
              Apartments    (Craighead   2006                                                MMM (9)
                            County),
              55 single     Arkansas
              family
              homes
------------- ------------- ------------ ------------ ------------ ------------- ----------- ------------ ------------

1. Low income housing tax credits are available over a 10-year period. In the first credit year, Series 12 will receive only that percentage of the annual credit which corresponds to the number of months during which Series 12 was a limited partner of the local limited partnership, and during which the apartment complex was completed and in service. See the discussion under "The Low Income Housing Tax Credit - Utilization of the Low Income Housing Tax Credit" in the prospectus.

2.   Rehabilitation property.

3.   Seniors' property.

4. The U.S. Department of Agriculture, Rural Development will provide the mortgage loan for a term of 50 years at a market rate of interest prior to reduction of the interest rate by a mortgage interest subsidy to an annual rate of 1%. Principal and interest will be payable monthly based on a 50-year amortization schedule.

5. HOME will provide the second mortgage loan for a term of 30 years at an annual interest rate of 1% per annum. Principal and interest may be payable monthly from available cash flow based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

6. GMHF (Greater Minnesota Housing Fund) will provide the second mortgage loan for a term of 30 years at an annual interest rate of 1% per annum. Principal and interest may be payable monthly from available cash flow based on a 30-year amortization schedule. Outstanding principal and interest will be due on maturity of the loan.

7. MHFA LMIR (Minnesota Housing Finance Agency - Low and Moderate Income Rental program) will provide the first mortgage loan for a term of 30 years at an annual interest rate of 7.25% per annum. Principal and interest will be payable monthly from available cash flow based on a 30-year amortization schedule.

8. MHFA (Minnesota Housing Finance Agency) will provide the second mortgage loan for a term of 30 years at no interest. Principal and interest may be payable monthly from available cash flow. Outstanding principal and interest will be due on maturity of the loan.

9. MMM (Muni Mae Midland) will provide the mortgage loan for a term of 30 years at an annual interest rate of 7% per annum. Principal and interest will be payable monthly based on a 30-year amortization schedule.

Prairie View (FDI): Prairie View is in Waller County, Texas on US Highway 290, approximately 50 miles northwest of Houston. The population of Prairie View is approximately 4,400. The major employers for Prairie View residents are Prairie View A&M University (education), Lawrence Marshall (auto dealer), and Waller County (government).

Sandstone (Kettle River): Sandstone is in Pine County, Minnesota on Interstate Highway 35, approximately 70 miles southwest of Duluth. The population of the Sandstone market area is approximately 13,800. The major employers for Sandstone residents are Grand Hinckley Inn, Federal Correctional Institute, and Lakeside Medical Center.

Marshall (Marshall): Marshall is in Lyon County, Minnesota on State Highways 19 and 68, approximately 186 miles southwest of St. Paul. The population of the Marshall market area is approximately 25,400. The major employers for Marshall residents are The Schwan Food Company, U.S. BanCorp Business Equipment Finance Group, and Hy-Vee Food Stores.

Jonesboro (May Heights): Jonesboro is in Craighead County, Arkansas on U.S. Highway 63, approximately 70 miles northwest of Memphis, Tennessee. The population of the Jonesboro market area is approximately 55,500. The major employers for Jonesboro residents are Arkansas State University, St. Bernard's Medical Center and Wal-Mart Super Center.

-------------------------------------------------------------------------------------------------------------------
                                            LOCAL                          SHARING RATIOS:
LOCAL           LOCAL                       GENERAL        SHARING         ALLOCATIONS (4) AND
LIMITED         GENERAL       PROPERTY      PARTNER        RATIOS:         SALE OR REFINANCING  SERIES 12's CAPITAL
PARTNERSHIP     PARTNER       MANAGER (1)   FEES (2)       CASH FLOW (3)   PROCEEDS (5)         CONTRIBUTION
--------------- ------------- ------------- -------------- ------------------- -------------------- -------------------
FDI             Fieser        Hamilton      $299,695       Series 12:          99.98/.01/.01        $917,361
                Holdings,     Valley                       Greater of 15%      20/80
                Inc. (7)      Management,                  or $1,323
                              Inc. (8)
                                                           LGP: 70%

                                                           The balance: 20% to
                                                           Series 12 and 80%
                                                           to the LGP
--------------- ------------- ------------- -------------- ------------------- -------------------- -------------------
KETTLE RIVER    Curtis G.      CEPCO        $168,498       Series 12:          99.98/.01/.01        $295,920
                Carlson Co.,   Management,                 Greater of 10%      24.99/.01/75
                Inc.           Inc.                        or $750
                               (10)
                M.F. Carlson                               LGP: 70%
                Co, Inc.
                                                           The balance: 24.99%
                Robert B.                                  to Series 12, .01%
                Carlson Co,                                to the SLP and 75%
                Inc. (9)                                   to the LGP
--------------- ------------- ------------- -------------- ------------------- -------------------- -------------------
MARSHALL        Marshall      Westport      $412,000       Series 12:          99.98/.01/.01        $749,745
                Senior        Properties,                  Greater of 10%      20/80
                Housing, LLC  Inc. (12)                    or $5,000
                (11)
                                                           LGP: 70%

                                                           The balance: 25% to
                                                           Series 12 and 75%
                                                           to the LGP
--------------- ------------- ------------- -------------- ------------------- -------------------- -------------------
MAY HEIGHTS     Harold E.     Buehler       $424,000       Series 12:          99.98/.01/.01        $2,219,778
                Buehler, Sr.  Enterprises,                 Greater of 15%      20/80
                and Jo Ellen  Inc. (14)                    or $5,000
                Buehler (13)
                                                           LGP: 70%

                                                           The balance: 10% to
                                                           Series 12 and 90%
                                                           to the LGP
--------------- ------------- ------------- -------------- ------------------- -------------------- -------------------

1. Each local limited partnership will employ either its local general partners or an affiliate of its local general partners, or a third party, as a property manager for leasing and management of the apartment complex. The fee payable generally is determined pursuant to market conditions.

2. Each local limited partnership will pay its local general partners or an affiliate of its local general partners fees for various services, including organization, development, land acquisition, syndication, incentive management and the like.


                                       3

3. Reflects the plan of distributions for the net cash flow from operations, if any, of each local limited partnership for each year of operations. Net cash flow generally is equal to the excess of revenues over expenses, including the property manager's fee and any deferred amount thereof.

4. Subject to certain special allocations, reflects the respective percentage interests in profits, losses and low income housing tax credits of (i) Series 12, (ii) WNC Housing, L.P., the special limited partner, and (iii) the local general partners.

5. Reflects the percentage interests in any net cash proceeds from sale or refinancing of the apartment complex of (i) Series 12, and (ii) the local general partners. Net cash proceeds from sale or refinancing of the apartment complex is equal to the sale proceeds less payment of the mortgage loan and other local limited partnership obligations.

6. Series 12 normally will make its capital contributions to a local limited partnership in stages, with each contribution due when certain conditions regarding construction or operations of the apartment complex have been fulfilled. In the case of a completed apartment complex, Series 12 may pay its capital contributions in full at the time of its acquisition of the local limited partnership. Series 12 expects to negotiate adjuster provisions providing for a reduction in the capital contributions in the event the tax credits are less than originally anticipated. See "Investment Policies" and "Terms of the Local Limited Partnership Agreements" under "Investment Objectives and Policies" in the prospectus.

7. James W. Fieser, age 62, has been involved in the acquisition, financing and construction of approximately 66 affordable housing developments, consisting of approximately 4,800 units. Mr. Fieser will be the guarantor of the development, and is the owner and president of Fieser Holdings, Inc., a Texas corporation which was formed in 2003. Mr. Fieser has represented to Series 12 that, as of March 15, 2004, he had a net worth before provision for income taxes in excess of $3,000,000, a substantial portion of which is represented by illiquid assets.

8. Hamilton Valley Management, Inc. currently manages 105 properties consisting of more than 3,700 units. Of these properties, 103 (3,681 units) are affordable housing, and 76 (2,581 units) are tax credit properties.

9. The property is being developed by M.F. Carlson Co., Inc., Curtis G. Carlson Co., Inc. and Robert B. Carlson. The Carlsons collectively have 17 years of experience in developing affordable housing and have developed in excess of 638 multifamily units. The guarantors of the development are Curtis G. Carlson, Robert B. Carlson and Mark Carlson. Curtis Carlson, age 50, has represented to Series 12 that, as of March 23, 2004, he had a net worth before provision for income taxes in excess of $2,300,000. Mark Carlson, age 54, has represented to Series 12 that, as of April 15, 2004, he had a net worth before provision for income taxes in excess of $1,000,000. Robert Carlson, age 45, has represented to Series 12 that, as of March 25, 2004, he had a net worth before provision for income taxes in excess of $290,000. In each case, a substantial portion of net worth is represented by illiquid assets.

10. CEPCO Management, Inc. is a Minnesota corporation, which was formed in 1968. The president of CEPCO is Curtis G. Carlson. Curtis Carlson has been involved in property management for more than 30 years. CEPCO manages 876 affordable units of which 452 are tax credit units.

11. Marshall Senior Housing, LLC is a newly-formed entity. The property is being developed and guaranteed by Harold Teasdale. Mr. Teasdale has had experience in developing affordable housing since 1994 and has developed nine affordable and tax credit properties. Mr. Teasdale, age 61, has represented to Series 12 that, as of September 17, 2004, he had a net worth before provision for income taxes in excess of $3,000,000, a substantial portion of which is represented by illiquid assets. Tom Cooper is also a guarantor. Mr. Cooper, age 55, has represented to Series 12 that, as of September 16, 2004, he had a net worth before provision for income taxes of in excess of $2,000,000, a substantial portion of which is represented by illiquid assets.

12. Westport Properties, Inc. is a Minnesota corporation formed in 1990. The managing agent for Westport Properties, Inc. is Cynthia Reiter. Cynthia Reiter has been involved in property management for over 11 years. Westport Properties, Inc. currently manages 1,198 units, 337 of which are affordable units and two of which are tax credit units.



                                       4

13. Mr. Buehler has eight years of experience in developing affordable housing and has developed in excess of 1,250 multifamily units nationwide. The guarantors of the development are Harold Buehler and Jo Ellen Buehler. Mr. & Mrs. Buehler have represented to Series 12 that, as of January 1, 2004, they had a net worth before provision for income taxes in excess of $35,000,000, a substantial portion of which is represented by illiquid assets.

14. The president of Buehler Enterprises, Inc. is Harold Buehler, who has been involved in property management for 20 years. Buehler Enterprises, Inc. manages 750 affordable units and 550 tax credit units.

STATE SUITABILITY REQUIREMENTS

         No California investor may invest more that 10% of his net worth in Series 12. This suitability requirement is in addition to those set forth in the Prospectus under "WHO SHOULD INVEST; LIMITATIONS ON USE OF CREDITS AND LOSSES - Minimum State Suitability Requirements."






























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